Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. REPORTS 3rd QUARTER AND NINE MONTH RESULTS

•                  Reports Q3 pro-forma adjusted EBITDA of $23 million, in-line with guidance, excluding foreign currency transaction gains

•                  Reports GAAP earnings per share of $0.02 and adjusted earnings per share of $0.05

•                  Completed five transactions generating $471 million in cash proceeds since August

New York, NY – November 9, 2011 – Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the third quarter of 2011. For the third quarter of 2011 on a GAAP basis, income from continuing operations was $2 million, or $0.02 per share, compared to a loss from continuing operations of ($42) million, or ($0.45) per share, for the third quarter of 2010.

Adjusted earnings per share from continuing operations for the third quarter was $0.05, compared to an adjusted loss per share from continuing operations of ($0.16) for the third quarter of 2010 (inclusive of gains of $0.11 per share in the third quarter of 2011 and losses of ($0.18) per share in the third quarter of 2010, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond).

Adjusted EBITDA for the third quarter of 2011 was $28 million, compared to $36 million for the third quarter of 2010 (excluding gains of $16 million in the third quarter of 2011 and losses of ($28) million in the third quarter of 2010, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond).

Net sales for the third quarter were $398 million, a decrease of $40 million, or 9.1%, from the comparable 2010 period. Excluding the impact of a $31 million decrease in net sales of brands that have been licensed or exited, a significant portion of which was associated with our Axcess brand and our Liz Claiborne family of brands as we transitioned to the licensing model under the arrangements with JCPenney in the US and Puerto Rico and with QVC, net sales decreased $9 million, or 1.9%.

The Company also announced October 2011 direct to consumer comparable sales as follows:

Brand	October *
Juicy Couture	(13%)
Lucky Brand	23%
kate spade	54%

* Results are preliminary and subject to month-end closing adjustments.

For the first nine months of 2011, the Company recorded a loss from continuing operations of ($108) million, or ($1.14) per share, compared to a loss from continuing operations for the first nine months of 2010 of ($115) million, or ($1.22) per share. Adjusted loss per share from continuing operations in the first nine months of 2011 was ($0.45) compared to an adjusted loss per share from continuing operations of ($0.27) in the first nine months of 2010 (inclusive of (losses) of ($0.07) per share in the first nine months of 2011 and gains of $0.07 per share in the first nine months of 2010, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond).

Net sales for the first nine months of 2011 were approximately $1.116 billion, a decrease of $92 million, or 7.6%, from the comparable 2010 period.  Excluding the impact of a $126 million decline in net sales related to brands that have been licensed or exited, a significant portion of which was associated with a decrease in sales of our Liz Claiborne family of brands as we transitioned to the licensing model under the arrangements with JCPenney in the US and Puerto Rico and with QVC, net sales increased $34 million, or 2.8%.

William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Pro-forma adjusted EBITDA, excluding foreign currency transaction gains, of $23 million in the third quarter was in line with the outlook we provided on our mid-October conference call. We continue to forecast pro-forma adjusted EBITDA, excluding foreign currency transaction gains or losses, in the range of $80 to $90 million for fiscal 2011 and expect year end net debt to be in the range of $270 to $290 million. For fiscal 2012, we continue to forecast adjusted EBITDA, excluding foreign currency transaction gains or losses, in the range of $130 to $150 million.”

Mr. McComb concluded, “Since our mid-October Partnered Brands sale announcement, we have successfully completed the Mexx, Liz Claiborne, Monet, Dana Buchman and Kensie transactions. We are now a more efficient, dynamic, brand-centric, retail-based company and will focus on building and growing our three global lifestyle brands – Juicy Couture, Lucky Brand and kate spade. October direct to consumer comparable sales were in line overall with our expectations as we head into the Holiday season. kate spade posted a 54% comparable sales increase in October, as the kate team continued its stellar execution across all categories and channels. Lucky Brand also maintained its strong direct to consumer sales trend in October, generating comps of 23%, as trend-right product continues to resonate with its customer. While Juicy Couture comps of (13%) were below our expectation, we remain excited about renewed growth, based upon early reviews of the new team’s product, which is already in the pipeline and will ship in the first quarter of 2012.”

The adjusted results for the third quarter of 2011 and 2010, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges, gain on extinguishment of debt and non-cash write-offs of debt issuance costs. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results. We present EBITDA, which we define as income (loss) from continuing operations attributable to Liz Claiborne, Inc., adjusted to exclude income tax provision (benefit), interest expense, net, gain on extinguishment of debt and depreciation and amortization. We also present (i) Adjusted EBITDA, which is EBITDA adjusted to exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash share-based compensation expense, (ii) Adjusted EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA further adjusted to exclude unrealized foreign currency gains (losses), net and (iii) Adjusted Pro-Forma EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA excluding Adjusted EBITDA associated with each of the following businesses: Liz Claiborne/JCPenney apparel and handbags; Axcess apparel; Monet Europe; DKNY® Jeans; Kensie and Mac & Jac; Dana Buchman apparel; and our former Curve fragrance brand and related brands. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Unless otherwise noted, references to loss from continuing operations, net loss and adjusted loss from continuing operations and associated per share amounts refer to such amounts attributable to Liz Claiborne Inc., which excludes amounts associated with noncontrolling interests.

The Company will sponsor a conference call at 10:00am EST today to discuss its results for the third quarter of 2011. The dial-in number is 1-888-694-4676 with pass code 22874487. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the third quarter of 2011, filed with the Securities and Exchange Commission.

THIRD QUARTER RESULTS

Overall Results

Net sales from continuing operations for the third quarter of 2011 were $398 million, a decrease of $40 million, or 9.1% from the third quarter of 2010, reflecting (i) an increase in sales in our Domestic-Based Direct Brands segment; and (ii) a decline in sales of our Partnered Brands segment, including a $31 million decrease in sales of brands that have been licensed or exited, a significant portion of which was associated with our Axcess and our Liz Claiborne family of brands as we transitioned to the licensing model under the JCPenney and QVC arrangements.

Gross profit as a percentage of net sales was 53.7% in the third quarter of 2011 compared to 50.0% in the comparable 2010 period, reflecting a significantly improved gross profit rate in our Partnered Brands segment due to the transition to the licensing model under the JCPenney and QVC arrangements. Total Company gross profit rate was also positively impacted by an increased proportion of sales from our Domestic-Based Direct Brands segment, which runs at a higher gross profit rate than the Company average.

Selling, general & administrative expenses (“SG&A”) were $218 million, or 54.7% of net sales in the third quarter of 2011, compared to $219 million, or 50.1% of net sales in the third quarter of 2010. The $1 million decrease in SG&A primarily reflected the following:

•                a $19 million decrease in our Partnered Brands segment and corporate SG&A, inclusive of a decrease associated with our Liz Claiborne family of brands as we transitioned to the licensing model under the JCPenney and QVC arrangements;

•                a $4 million decrease in other expenses associated with our streamlining initiatives and brand-exiting activities; and

•                a $22 million increase in our Domestic-Based Direct Brands segment, primarily due to increases related to direct to consumer expansion.

Impairment of intangible assets was $8 million in the third quarter of 2011 within our Partnered Brands segment, principally related to the indefinite-lived trademarks and customer relationships associated with our Kensie and Mac & Jac brands.

Operating loss was ($12) million ((3.0%) of net sales) in the third quarter of 2011 compared to an operating loss of ($1) million ((0.1%) of net sales) in the third quarter of 2010. Adjusted operating income in the third quarter of 2011 was $7 million (1.9% of net sales) compared to adjusted operating income of $17 million (3.9% of net sales) in 2010.

Other income (expense), net was $17 million in the third quarter of 2011, compared to ($29) million in the third quarter of 2010, primarily reflecting (i) the impact of the partial de-designation of the hedge of our investment in certain euro functional currency subsidiaries, which resulted in the recognition of non-cash foreign currency translation gains (losses) of $15 million and ($26) million on our euro-denominated notes within earnings in the third quarter of 2011 and 2010, respectively; (ii) foreign currency transaction gains and losses; and (iii) equity in earnings of our investment in Kate Spade Japan.

Gain on Sale of Trademarks was $16 million in the third quarter of 2011, resulting from the sale of trademark rights related to our former Curve brand and other smaller fragrance brands.

Interest expense, net increased to $16 million in the third quarter of 2011 compared to $11 million in the third quarter of 2010, primarily reflecting interest expense related to the Senior Notes, which were issued in April 2011, partially offset by a decrease in interest expense due to the tender of 129 million euro of our eurobond.

Provision for income taxes was $3 million in the third quarter of 2011 compared to $1 million in the third quarter of 2010, primarily representing increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

Income (Loss) from continuing operations in the third quarter of 2011 was $2 million, or $0.02 per share, compared to a loss from continuing operations in the third quarter of 2010 of ($42) million, or ($0.45) per share. Adjusted diluted earnings per share from continuing operations in the third quarter of 2011 was $0.05, compared to adjusted loss per share from continuing operations of ($0.16) in the third quarter of 2010.

Net loss in the third quarter of 2011 was ($215) million, inclusive of losses related to discontinued operations of ($217) million, compared to a net loss of ($63) million, inclusive of losses related to discontinued operations of ($20) million, in the third quarter of 2010. Loss per share was ($2.27) in the third quarter of 2011 compared to a loss per share of ($0.67) in the third quarter of 2010.

Balance Sheet and Cash Flow

Accounts receivable decreased $125 million, or 45.6%, compared to the third quarter of 2010, primarily due to the presentation of Mexx accounts receivable as held for sale as of the third quarter of 2011, in addition to decreased wholesale sales in our Partnered Brands and Domestic-Based Direct Brands segments.

Inventories decreased $125 million, or 32.8%, to $256 million, compared to the third quarter of 2010, primarily due to i) the presentation of Mexx inventories as held for sale as of the third quarter of 2011; (ii) the period-over-period impact of decreased sales in our Partnered Brands segment; and (iii) the impact of other brands that have been licensed or exited.

Cash flow from continuing operating activities for the last twelve months was $134 million.

Debt outstanding increased to $747 million compared to $737 million in the third quarter of 2010, primarily reflecting $220 million of proceeds from the issuance of the Senior Notes, partially offset by the repayment of $178 million of the eurobond in connection with the Tender Offer, capital expenditures of $81 million, the purchase for $28 million of our Ohio distribution center and $45 million associated with the reclassification of the Mexx debt to held for sale as of the third quarter of 2011.

Proceeds from sales of trademark rights and other transactions of $471 million received by the Company since August 2011 consisted of (i) $58 million associated with the sale of trademarks for certain fragrance brands to Elizabeth Arden Inc,, the Company’s fragrance licensee, a lower effective royalty rate associated with the fragrance brands that remain under license, a reduction in the future minimum guaranteed royalties for the term of the license and a pre-payment of certain royalties under the license, which closed in the third quarter; (ii) $268 million associated with the sale of global trademark rights to the Liz Claiborne family of brands and the U.S. and Puerto Rico trademark rights to the Monet brand to J.C. Penney in addition to an advance of $20 million (refundable under certain circumstances) in exchange for our agreement to develop exclusive brands for J.C. Penney, which closed in the 2011 fourth quarter; (iii) $40 million in the aggregate associated with the sale of trademark rights of the Kensie, Kensie Girl and Mac & Jac brands to an affiliate of Bluestar Alliance and the sale of the Dana Buchman trademark to Kohl’s, which closed in the 2011 fourth quarter; and (iv) the sale of the global Mexx business to a new entity in which the Company holds an 18.75% interest and affiliates of The Gores Group, LLC hold an 81.25% interest, for cash consideration, subject to working capital adjustments, of $85 million, which closed in the 2011 fourth quarter.

Segment Highlights

Domestic-Based Direct Brands segment - consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments:  Juicy Couture, kate spade and Lucky Brand.

Net sales in our Domestic-Based Direct Brands segment in the third quarter were $313 million, increasing $23 million, or 7.9%, reflecting the following:

Net sales for Juicy Couture were $137 million, a 7.2% decrease compared to 2010, primarily driven by decreases in wholesale apparel, specialty retail and non-apparel, partially offset by increases in our outlet and e-commerce operations. Store counts and key operating metrics are as follows:

—        We ended the quarter with 79 specialty retail stores, 50 outlet stores and 5 concessions, reflecting the net addition over the last 12 months of 9 specialty retail stores, 10 outlet stores and 5 concessions;

—        Average retail square footage in the third quarter was approximately 436 thousand square feet, a 27.7% increase compared to 2010;

—        Sales per square foot for comparable stores for the latest twelve months were $669; and

—        Comparable direct to consumer sales (inclusive of e-commerce and concessions) decreased by 8.3% in the third quarter of 2011. Until September 2010, the Juicy Couture website was operated by a third party, and our sales to that third party were reflected as wholesale sales. E-commerce comparable sales calculations were based on the retail sales data provided by the third party operator.

Net sales for Lucky Brand were $101 million, a 3.0% increase compared to 2010, primarily driven by increases in specialty retail, e-commerce and outlet, partially offset by a decrease in wholesale apparel and non-apparel. Store counts and key operating metrics are as follows:

—        We ended the quarter with 179 specialty retail stores and 42 outlet stores, reflecting the net closure over the last 12 months of 10 specialty retail stores and the net addition of 5 outlet stores;

—        Average retail square footage in the third quarter was approximately 559 thousand square feet, a 0.9% decrease compared to 2010;

—        Sales per square foot for comparable stores for the latest twelve months were $408; and

—        Comparable direct to consumer sales (inclusive of e-commerce) increased 15.7% in the third quarter of 2011.

Net sales for kate spade were $75 million, a 69.0% increase compared to 2010, driven by increases in e-commerce, specialty retail, outlet, wholesale non-apparel and wholesale apparel. Store counts and key operating metrics are as follows:

—        We ended the quarter with 49 specialty retail stores and 29 outlet stores, reflecting the net addition over the last 12 months of 9 specialty retail stores;

—        Average retail square footage in the third quarter was approximately 144 thousand square feet, a 3.9% increase compared to 2010;

—        Sales per square foot for comparable stores for the latest twelve months were $850; and

—        Comparable direct to consumer sales (inclusive of e-commerce) increased 77.6% in the third quarter of 2011.

Domestic-Based Direct Brands segment operating loss in the third quarter was ($2) million ((0.5%) of net sales), compared to operating income of $5 million (1.6% of net sales) in 2010. Domestic-Based Direct Brands segment adjusted operating income in the third quarter was $5 million (1.6% of net sales), compared to adjusted operating income of $13 million (4.6% of net sales) in 2010.

Partnered Brands segment - consists of one operating segment including the wholesale apparel, wholesale non-apparel, licensing, concession and e-commerce operations of our Liz Claiborne family of brands, Monet family of brands and our Dana Buchman, Kensie, Mac & Jac, and licensed DKNY® brands.

Net sales decreased $63 million, or 42.6%, in the third quarter to $84 million, primarily reflecting a $31 million decrease in sales of our Axcess brand and Liz Claiborne family of brands, which transitioned to the licensing models under the JCPenney and QVC arrangements and a $31 million decrease related to reduced sales in other Partnered Brands, primarily related to our licensed DKNY® Jeans brand.

Partnered Brands segment operating loss in the third quarter was ($7) million ((8.7%) of net sales), compared to an operating loss of ($3) million ((1.9%) of net sales) in 2010. Partnered Brands segment adjusted operating income in the third quarter was $5 million (6.5% of adjusted net sales), compared to adjusted operating income of $6 million (4.3% of net sales) in 2010.

About Liz Claiborne, Inc.

Liz Claiborne Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, a private brand jewelry design and development group will continue to market brands through department stores as well as serve J. C. Penney via an exclusive license for Liz Claiborne and Monet jewelry lines and Kohl’s with a license for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand which is available at QVC; Lizwear, which is distributed through the Club Store channel; and the DKNY® Jeans and DKNY® Active brands. Liz Claiborne Inc. maintains an 18.75% stake in the global Mexx business, a European and Canadian apparel and accessories retail-based brand. Visit www.lizclaiborneinc.com for more information.

Liz Claiborne, Inc. Forward-Looking Statement

Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations, and availability under our amended and restated revolving credit facility may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level; general economic conditions in the United States, Europe and other parts of the world, including the impact of debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation, which could impact prices of our products; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans including the expansion into markets outside of the US such as Kate Spade’s joint venture in China; risks associated with the transition of the Mexx business to a new entity in which we hold a minority interest and the possible failure of the Mexx joint venture that may make our interest in the joint venture of little or no value and risks associated with the ability of the controlling JV partner to operate the Mexx business successfully which will impact the potential value of our minority interest; costs associated with (i) the transition of the Liz Claiborne family of brands, Monet, Dana Buchman, Kensie and Mac & Jac brands from the Company to their respective acquirers and (ii) the early termination and transition of the DKNY® Jeans and DKNY®

Active Licenses may negatively impact our business, financial condition, results of operations, cash flows and liquidity; our ability to sustain recent performance in connection with the re-launch of our Lucky Brand product offering and our ability to revitalize our Juicy Couture creative direction and product offering; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the sale of assets to J. C. Penney described above and the licensing arrangement with QVC, Inc., including, without limitation, our ability to continue a good working relationship with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agent agreements with Li & Fung Limited, which results in a single foreign buying/sourcing agent for a significant portion of our products; risks associated with the closing of our Ohio distribution center and our US distribution services agreement with Li & Fung Limited, which results in a single third party service provider for a significant portion of our US distribution and our ability to effectively transition our distribution function to Li & Fung; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers, to which our international operations are subject; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; our exposure to foreign currency fluctuations; risks associated with material disruptions in our information technology systems; risks associated with privacy breaches; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; the outcome of current and future litigations and other proceedings in which we are involved; and such other factors as are set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ending October 1, 2011 filed with the Securities and Exchange Commission, including in the section entitled “Item 1A-Risk Factors”.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended			Three Months Ended
	October 1, 2011	% of		October 2, 2010	% of
	(13 Weeks)	Sales		(13 Weeks)	Sales

Net Sales	$397,846	100.0%		$437,477	100.0%
Cost of goods sold	184,285	46.3%		218,769	50.0%
Gross Profit	213,561	53.7%		218,708	50.0%
Selling, general & administrative expenses	217,501	54.7%		219,344	50.1%
Impairment of intangible assets	8,145	2.0%		-	-
Operating Loss	(12,085)	(3.0	) %	(636)	(0.1	) %
Other income (expense), net	17,012	4.3%		(29,328)	(6.7	) %
Gain on sale of trademarks	15,600	3.9%		-	-
Interest expense, net	(15,834)	(4.0	) %	(11,459)	(2.6	) %
Income (Loss) Before Provision for Income Taxes	4,693	1.2%		(41,423)	(9.5	) %
Provision for income taxes	2,677	0.7%		1,086	0.2%
Income (Loss) from Continuing Operations	2,016	0.5%		(42,509)	(9.7	) %
Discontinued operations, net of income taxes	(216,650)			(20,295)
Net Loss	(214,634)			(62,804)
Net loss attributable to the noncontrolling interest	-			(110)
Net Loss Attributable to Liz Claiborne, Inc.	$(214,634)			$(62,694)

Earnings per Share, Basic and Diluted:
Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.	$0.02			$(0.45)
Net Loss Attributable to Liz Claiborne, Inc.	$(2.27)			$(0.67)

Weighted Average Shares, Basic	94,483			94,259
Weighted Average Shares, Diluted (a)	95,323			94,259

(a)                    Because the Company incurred a loss from continuing operations for the three months ended October 2, 2010, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Nine Months Ended			Nine Months Ended
	October 1, 2011	% of		October 2, 2010	% of
	(39 Weeks)	Sales		(39 Weeks)	Sales

Net Sales	$1,115,871	100.0%		$1,207,683	100.0%
Cost of goods sold	529,335	47.4%		631,634	52.3%
Gross Profit	586,536	52.6%		576,049	47.7%
Selling, general & administrative expenses	653,506	58.6%		655,185	54.3%
Impairment of intangible assets	8,145	0.7%		2,594	0.2%
Operating Loss	(75,115)	(6.7	) %	(81,730)	(6.8	) %
Other (expense) income, net	(7,279)	(0.7	) %	12,294	1.0%
Gain on sale of trademarks	15,600	1.4%		-	-
Gain on extinguishment of debt	6,547	0.6%		-	-
Interest expense, net	(42,908)	(3.8	) %	(43,798)	(3.6	) %
Loss Before Provision for Income Taxes	(103,155)	(9.2	) %	(113,234)	(9.4	) %
Provision for income taxes	4,364	0.4%		2,572	0.2%
Loss from Continuing Operations	(107,519)	(9.6	) %	(115,806)	(9.6	) %
Discontinued operations, net of income taxes	(293,356)			(106,235)
Net Loss	(400,875)			(222,041)
Net loss attributable to the noncontrolling interest	-			(723)
Net Loss Attributable to Liz Claiborne, Inc.	$(400,875)			$(221,318)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(1.14)			$(1.22)
Net Loss Attributable to Liz Claiborne, Inc.	$(4.24)			$(2.35)

Weighted Average Shares, Basic and Diluted (a)	94,443			94,224

(a)                    Because the Company incurred a loss from continuing operations for the nine months ended October 1, 2011 and October 2, 2010, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	October 1, 2011	October 2, 2010
Assets
Current Assets:
Cash and cash equivalents	$11,757	$16,392
Accounts receivable - trade, net	149,588	274,989
Inventories, net	255,793	380,435
Other current assets	59,699	98,154
Assets held for sale	227,614	7,052
Total current assets	704,451	777,022

Property and Equipment, Net	254,612	386,153
Goodwill and Intangibles, Net	153,833	226,427
Other Assets	31,110	47,933
Total Assets	$1,144,006	$1,437,535

Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities:
Short-term borrowings	$148,155	$171,480
Convertible Senior Notes	77,386	73,662
Other current liabilities	347,029	463,494
Liabilities held for sale	229,187	-
Total current liabilities	801,757	708,636

Long-Term Debt	521,722	491,737
Other Non-Current Liabilities	240,512	226,092
Stockholders’ (Deficit) Equity	(419,985)	11,070
Total Liabilities and Stockholders’ (Deficit) Equity	$1,144,006	$1,437,535

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Nine Months Ended
	October 1, 2011	October 2, 2010
	(39 Weeks)	(39 Weeks)

Cash Flows from Operating Activities:
Net loss	$(400,875)	$(222,041)
Adjustments to arrive at loss from continuing operations	293,356	106,235
Loss from continuing operations	(107,519)	(115,806)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	69,100	79,089
Impairment of intangible assets	8,145	2,594
Loss on asset disposals and impairments, including streamlining initiatives, net	20,076	16,948
Share-based compensation	4,108	4,015
Gain on sale of trademarks	(15,600)	-
Foreign currency losses (gains), net	10,828	(11,125)
Gain on extinguishment of debt	(6,547)	-
Other, net	(1,968)	(659)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable - trade, net	12,366	(25,802)
Increase in inventories, net	(42,935)	(75,055)
Decrease (increase) in other current and non-current assets	1,470	(6,775)
Increase in accounts payable	19,110	41,165
Increase (decrease) in accrued expenses and other non-current liabilities	12,952	(54,798)
Net change in income tax assets and liabilities	4,652	169,302
Net cash used in operating activities of discontinued operations	(131,783)	(46,390)
Net cash used in operating activities	(143,545)	(23,297)

Cash Flows from Investing Activities:
Purchases of property and equipment	(59,196)	(37,857)
Proceeds from sale of property and equipment	-	1,144
Payments for purchases of businesses	(1,587)	(5,000)
Proceeds from disposition	15,600	-
Payments for in-store merchandise shops	(2,336)	(1,334)
Investments in and advances to equity investee	(6)	(4,033)
Other, net	370	(460)
Net cash used in investing activities of discontinued operations	(8,759)	(16,304)
Net cash used in investing activities	(55,914)	(63,844)

Cash Flows from Financing Activities:
Short-term borrowings, net	-	(1,572)
Proceeds from borrowings under revolving credit agreement	602,022	356,438
Repayment of borrowings under revolving credit agreement	(480,091)	(253,887)
Proceeds from issuance of Senior Secured Notes	220,094	-
Repayment of Euro Notes	(178,333)	-
Principal payments under capital lease obligations	(3,138)	(4,627)
Proceeds from exercise of stock options	25	-
Payment of deferred financing fees	(8,505)	(13,908)
Other, net	(806)	-
Net cash provided by (used in) financing activities of discontinued operations	45,292	(33)
Net cash provided by financing activities	196,560	82,411

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2,750	750

Net Change in Cash and Cash Equivalents	(149)	(3,980)
Cash and Cash Equivalents at Beginning of Period	22,714	20,372
Cash and Cash Equivalents at End of Period	22,565	16,392
Less: Cash and Cash Equivalents Held for Sale	10,808	-
Cash and Cash Equivalents	$11,757	$16,392

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All amounts in thousands)

	Three Months Ended		Three Months Ended
	October 1, 2011	% to	October 2, 2010	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$313,497	78.8%	$290,501	66.4%
International-Based Direct Brands	-	-	-	-
Partnered Brands	84,349	21.2%	146,976	33.6%
Total Net Sales	$397,846	100.0%	$437,477	100.0%

	Three Months Ended		Three Months Ended
	October 1, 2011	% of	October 2, 2010	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
Domestic-Based Direct Brands	$(1,621)	(0.5) %	$4,701	1.6%
International-Based Direct Brands (b)	(3,109)	-	(2,564)	-
Partnered Brands	(7,355)	(8.7) %	(2,773)	(1.9) %
Total Operating Loss	$(12,085)	(3.0) %	$(636)	(0.1) %

	Three Months Ended		Three Months Ended
	October 1, 2011	% to	October 2, 2010	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$376,391	94.6%	$414,409	94.7%
International	21,455	5.4%	23,068	5.3%
Total Net Sales	$397,846	100.0%	$437,477	100.0%

	Three Months Ended		Three Months Ended
	October 1, 2011	% of	October 2, 2010	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(9,468)	(2.5) %	$(3,048)	(0.7) %
International	(2,617)	(12.2) %	2,412	10.5%
Total Operating Loss	$(12,085)	(3.0) %	$(636)	(0.1) %

(a)

Operating loss includes charges related to streamlining initiatives and brand-exiting activities and impairment of intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

(b)	Includes allocated corporate expenses that may not be reported as discontinued operations.

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All amounts in thousands)

	Nine Months Ended		Nine Months Ended
	October 1, 2011	% to	October 2, 2010	% to
	(39 Weeks)	Total	(39 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$853,973	76.5%	$773,273	64.0%
International-Based Direct Brands	-	-	-	-
Partnered Brands	261,898	23.5%	434,410	36.0%
Total Net Sales	$1,115,871	100.0%	$1,207,683	100.0%

	Nine Months Ended		Nine Months Ended
	October 1, 2011	% of	October 2, 2010	% of
	(39 Weeks)	Sales	(39 Weeks)	Sales
OPERATING LOSS(a):
Domestic-Based Direct Brands	$(44,131)	(5.2) %	$(18,323)	(2.4) %
International-Based Direct Brands (b)	(8,962)	-	(4,896)	-
Partnered Brands	(22,022)	(8.4) %	(58,511)	(13.5) %
Total Operating Loss	$(75,115)	(6.7) %	$(81,730)	(6.8) %

	Nine Months Ended		Nine Months Ended
	October 1, 2011	% to	October 2, 2010	% to
	(39 Weeks)	Total	(39 Weeks)	Total
NET SALES:
Domestic	$1,054,885	94.5%	$1,143,873	94.7%
International	60,986	5.5%	63,810	5.3%
Total Net Sales	$1,115,871	100.0%	$1,207,683	100.0%

	Nine Months Ended		Nine Months Ended
	October 1, 2011	% of	October 2, 2010	% of
	(39 Weeks)	Sales	(39 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(78,214)	(7.4) %	$(77,943)	(6.8) %
International	3,099	5.1%	(3,787)	(5.9) %
Total Operating Loss	$(75,115)	(6.7) %	$(81,730)	(6.8) %

(a)

Operating loss includes charges related to streamlining initiatives and brand-exiting activities and impairment of intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

(b)	Includes allocated corporate expenses that may not be reported as discontinued operations.

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc. to Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.(a) and (ii) Operating Loss to Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.	$2,016	$(42,399)	$(107,519)	$(115,083)
Streamlining initiatives and brand-exiting activities (b)(c)	11,374	17,808	49,907	59,424
Impairment of intangible assets	8,145	-	8,145	2,594
Gain on extinguishment of debt	-	-	(6,547)	-
Gain on sale of trademarks	(15,600)	-	(15,600)	-
Interest (income) expense (d)	-	-	-	6,925
(Provision) benefit for income taxes	(1,639)	9,639	28,938	20,861
Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.(a)	$4,296	$(14,952)	$(42,676)	$(25,279)

Operating Loss	$(12,085)	$(636)	$(75,115)	$(81,730)
Streamlining initiatives and brand-exiting activities (b)(c)	11,374	17,808	49,907	59,424
Impairment of intangible assets	8,145	-	8,145	2,594
Adjusted Operating Income (Loss) (a)	7,434	17,172	(17,063)	(19,712)

Adjusted interest expense, net (e)	(15,834)	(11,459)	(42,908)	(36,873)
Other income (expense), net	17,012	(29,328)	(7,279)	12,294
Net loss attributable to the noncontrolling interest	-	(110)	-	(723)
Provision (benefit) for income taxes (f)	4,316	(8,553)	(24,574)	(18,289)

Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc. (a)	$4,296	$(14,952)	$(42,676)	$(25,279)

Adjusted Basic Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc.	$0.05	$(0.16)	$(0.45)	$(0.27)

Adjusted Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. (g)	$0.05	$(0.16)	$(0.45)	$(0.27)

(a)           Adjusted Operating Income (Loss) excludes streamlining initiatives and brand-exiting activities and impairment of intangible assets.  In addition to those items, Adjusted Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc. and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. exclude gain on extinguishment of debt, gain on sale of trademarks and non-cash write-offs of debt issuance costs.

(b)          During the three and nine months ended October 1, 2011 and October 2, 2010, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Payroll, contract termination costs, asset write-downs and other costs:
Charges related to planned closure of the Ohio distribution center	$-	$-	$29,960	$-
Other	11,448	15,328	19,241	53,724
Store closure and other brand-exiting activities	(74)	2,480	706	5,700
	$11,374	$17,808	$49,907	$59,424

(c)           Excludes non-cash impairment charges of $392 primarily related to Partnered Brands merchandising rights for the three and nine months ended October 1, 2011 and $386 primarily related to Liz Claiborne merchandising rights for the nine months ended October 2, 2010.

(d)          Represents a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the nine months ended October 2, 2010.

(e)           Excludes a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the nine months ended October 2, 2010.

(f)             Reflects a normalized tax rate based on estimated adjusted pretax loss.

(g)          Adjusted diluted earnings per share for the three months ended October 1, 2011 is based on 95,323 shares outstanding. As the Company incurred a loss from continuing operations for the nine months ended October 1, 2011 and for the nine and three months ended October 2, 2010, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating (Loss) Income to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Intangible Assets.

	Three Months Ended
	October 1, 2011 (13 Weeks)

	Domestic-Based Direct Brands	International- Based Direct Brands	Partnered Brands	Total
Net Sales:
As Reported	$313,497	$-	$84,349	$397,846
Store Closure and Brand-Exiting Activities	-	-	(2,527)	(2,527)
Adjusted Net Sales	$313,497	$-	$81,822	$395,319

Operating Loss:
As Reported	$(1,621)	$(3,109)	$(7,355)	$(12,085)
Streamlining Initiatives and Brand-Exiting Activities	6,596	221	4,557	11,374
Impairment of Intangible Assets	-	-	8,145	8,145

Adjusted Operating Income (Loss)	$4,975	$(2,888)	$5,347	$7,434
% of Net Sales	1.6%	-	6.5%	1.9%

	Three Months Ended
	October 2, 2010 (13 Weeks)

	Domestic-Based Direct Brands	International- Based Direct Brands	Partnered Brands	Total
Net Sales:
As Reported	$290,501	$-	$146,976	$437,477

Operating Income (Loss):
As Reported	$4,701	$(2,564)	$(2,773)	$(636)

Streamlining Initiatives and Brand-Exiting Activities	8,721	12	9,075	17,808
Adjusted Operating Income (Loss)	$13,422	$(2,552)	$6,302	$17,172
% of Net Sales	4.6%	-	4.3%	3.9%

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating Loss to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Intangible Assets.

	Nine Months Ended
	October 1, 2011 (39 Weeks)

	Domestic-Based Direct Brands	International- Based Direct Brands	Partnered Brands	Total
Net Sales:
As Reported	$853,973	$-	$261,898	$1,115,871
Store Closure and Brand-Exiting Activities	-	-	(3,653)	(3,653)
Adjusted Net Sales	$853,973	$-	$258,245	$1,112,218

Operating Loss:
As Reported	$(44,131)	$(8,962)	$(22,022)	$(75,115)
Streamlining Initiatives and Brand-Exiting Activities	29,245	616	20,046	49,907
Impairment of Intangible Assets	-	-	8,145	8,145

Adjusted Operating (Loss) Income	$(14,886)	$(8,346)	$6,169	$(17,063)
% of Net Sales	(1.7) %	-	2.4%	(1.5) %

	Nine Months Ended
	October 2, 2010 (39 Weeks)

	Domestic-Based Direct Brands	International-Based Direct Brands	Partnered Brands	Total
Net Sales:
As Reported	$773,273	$-	$434,410	$1,207,683

Operating Loss:
As Reported	$(18,323)	$(4,896)	$(58,511)	$(81,730)
Streamlining Initiatives and Brand-Exiting Activities	20,400	76	38,948	59,424
Impairment of Intangible Assets	339	-	2,255	2,594

Adjusted Operating Income (Loss)	$2,416	$(4,820)	$(17,308)	$(19,712)
% of Net Sales	0.3%	-	(4.0) %	(1.6) %

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc. to: (i) EBITDA; (ii) Adjusted EBITDA; and (iii) Adjusted EBITDA, Excluding Foreign Currency Losses (Gains), Net.

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Income (Loss) from Continuing Operations Attributable to Liz Claiborne, Inc.	$2,016	$(42,399)	$(107,519)	$(115,083)
Provision for income taxes	2,677	1,086	4,364	2,572
Interest expense, net	15,834	11,459	42,908	43,798
Depreciation and amortization, net (a)	19,081	18,620	59,270	58,547
Gain on extinguishment of debt	-	-	(6,547)	-
Gain on sale of trademarks	(15,600)	-	(15,600)	-

EBITDA	24,008	(11,234)	(23,124)	(10,166)

Charges due to streamlining initiatives and brand-exiting activities (b)	10,307	17,808	48,903	59,427
Impairment of intangible assets	8,145	-	8,145	2,594
Share-based compensation	675	1,157	4,108	4,015
Loss (gain) on asset disposals and impairments, net (b)	1,763	(554)	2,927	3,948

Adjusted EBITDA	44,898	7,177	40,959	59,818

Foreign currency (gains) losses, net	(16,466)	28,338	10,828	(11,125)
Adjusted EBITDA, Excluding Foreign Currency (Gains) Losses, Net	28,432	35,515	51,787	48,693

Net income tax (payments) refunds	(377)	3,029	(288)	166,729
Interest expense, net of amortization	(12,422)	(7,924)	(33,078)	(23,791)
Streamlining initiatives and brand-exiting activities, excluding non-cash charges	(5,561)	(9,075)	(32,182)	(45,891)
Changes in working capital and other assets and liabilities	(10,946)	(74,526)	2,963	(121,266)
Other (c)	(58,375)	(37,382)	(132,747)	(47,771)

Net Cash Used in Operating Activities	$(59,249)	$(90,363)	$(143,545)	$(23,297)

Adjusted EBITDA, Excluding Foreign Currency (Gains) Losses, Net	$28,432	$35,515
Partnered Brands closed and exited brands (d)	(5,572)	(15,156)
Pro Forma Adjusted EBITDA	$22,860	$20,359

(a)         Excludes amortization included in Interest expense, net.

(b)        Excludes depreciation included in Depreciation and amortization, net.

(c)         Includes discontinued operations and equity in earnings of the unconsolidated subsidiary.

(d)        Represents adjusted EBITDA for the following brands: Liz Claiborne / JCPenney apparel and handbags, AXCESS apparel, MONET Europe not included in discontinued operations, DKNY® Jeans, Kensie and Mac & Jac, Dana Buchman apparel and the Company’s former Curve and related brands.

LIZ CLAIBORNE INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

October 1, 2011

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$399,816

Outstanding Borrowings (b)	188,883

Letters of Credit Issued	34,432

Available Capacity (c)	$126,685

Excess Capacity (d)	$81,685

(a)           Availability under the revolving credit facility is the lesser $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)           Includes $45 million of MEXX outstanding borrowings reported as held for sale as of October 1, 2011.

(c)           The purchase of our Ohio distribution center in the second quarter of 2011 did not negatively impact availability under the amended and restated revolving credit facility.

(d)           Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45 million.